As filed with the Securities and Exchange Commission via EDGAR on November 27, 1996.

                                            Registration No. 33-
----------------------------------------------------------------------------
                            SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549
                               ----------------------------

                                         FORM S-8

                                  REGISTRATION STATEMENT

                                           UNDER

                                THE SECURITIES ACT OF 1933
                               ----------------------------

                                      INNOTECH, INC.
                 ------------------------------------------------------
                  (Exact name of registrant as specified in its charter)

          Delaware                                         54-1560349
-------------------------------                         ------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                                     5568 Airport Road
                                 Roanoke, Virginia  24012
            ------------------------------------------------------------
            (Address of principal executive offices, including zip code)

                        1992 PERFORMANCE EQUITY PLAN
                          PERFORMANCE EQUITY PLAN
                         1996 EQUITY INCENTIVE PLAN
                        DIRECTORS' STOCK OPTION PLAN
                   EMPLOYEE BASE STOCK OPTION AGREEMENTS
                 EMPLOYEE SUCCESS STOCK OPTION AGREEMENTS
                 ----------------------------------------
                         (Full title of the plans)

                           STEVEN A. BENNINGTON
                 President and Chief Operating Officer
                           5568 Airport Road
                        Roanoke, Virginia  24012
                            (540) 362-2020
                 --------------------------------------
                  (Name, address and telephone number,
               including area code, of agent for service)

                   Copies of all communications to:

                       STEPHEN R. CONNONI, ESQ.
                     Hertzog, Calamari & Gleason
                          100 Park Avenue
                      New York, New York  10017
                           (212) 481-9500


==============================================================================
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
                                 Proposed       Proposed
 Title of                        maximum        maximum
securities        Amount         offering       aggregate      Amount of
  to be           to be          price per      offering      registration
registered      registered       share(1)       price             fee
-----------------------------------------------------------------------------
                          1992 PERFORMANCE EQUITY PLAN
-----------------------------------------------------------------------------
Common            41,400          $8.50       $   271,858(2)    $   82.38
Stock,            shares
$.001 par
value per share
-----------------------------------------------------------------------------
                            PERFORMANCE EQUITY PLAN
-----------------------------------------------------------------------------
Common           200,000          $8.50       $ 1,799,021(3)    $  545.16
Stock,            shares
$.001 par
value per share
-----------------------------------------------------------------------------
                          1996 EQUITY INCENTIVE PLAN
-----------------------------------------------------------------------------
Common           200,000          $8.50       $ 1,743,946(4)    $  528.47
Stock,            shares
$.001 par
value per share
-----------------------------------------------------------------------------
                         DIRECTORS' STOCK OPTION PLAN
-----------------------------------------------------------------------------
Common           100,000          $8.50       $   866,875(5)    $  262.69
Stock,            shares
$.001 par
value per share
-----------------------------------------------------------------------------
                   EMPLOYEE BASE STOCK OPTION AGREEMENTS
-----------------------------------------------------------------------------
Common           356,800          $0.079      $    28,187(6)    $    8.54
Stock,            shares
$.001 par
value per share
-----------------------------------------------------------------------------
                   EMPLOYEE SUCCESS STOCK OPTION AGREEMENTS
-----------------------------------------------------------------------------
Common           824,000          $15.50      $12,772,000(7)    $3,870.30
Stock,            shares
$.001 par
value per share
-----------------------------------------------------------------------------
TOTAL          1,722,200                      $17,481,887       $5,297.54
                  shares
-----------------------------------------------------------------------------

      (1) Based upon the market price of the Common Stock, as reported on the Nasdaq National Market on November 22, 1996, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

      (2) This amount is the sum of (a) the aggregate option prices of the 41,259 shares of Common Stock of the Registrant being registered hereunder subject to options granted under the Registrant's 1992 Performance Equity Plan and outstanding on November 22, 1996, and (b) the assumed aggregate price of the remaining shares of Common Stock being registered hereunder pursuant to such Plan, based upon the market price of the Common Stock as reported on the Nasdaq National Market on November 22, 1996, in accordance with Rule 457(a),
(c) and (h) under the Securities Act of 1933, as amended.

      (3) This amount is the sum of (a) the aggregate option prices of the 198,042 shares of Common Stock of the Registrant being registered hereunder subject to options granted under the Registrant's Performance Equity Plan and outstanding on November 22, 1996, and (b) the assumed aggregate price of the remaining shares of Common Stock being registered hereunder pursuant to such Plan, based upon the market price of the Common Stock as reported on the Nasdaq National Market on November 22, 1996, in accordance with Rule 457(a), (c) and
(h) under the Securities Act of 1933, as amended.

      (4) This amount is the sum of (a) the aggregate option prices of the 87,891 shares of Common Stock of the Registrant being registered hereunder subject to options granted under the Registrant's 1996 Equity Incentive Plan and outstanding on November 22, 1996, and (b) the assumed aggregate price of the remaining shares of Common Stock being registered hereunder pursuant to such Plan, based upon the market price of the Common Stock as reported on the Nasdaq National Market on November 22, 1996, in accordance with Rule 457(a),
(c) and (h) under the Securities Act of 1933, as amended.

      (5) This amount is the sum of (a) the aggregate option prices of the 15,000 shares of Common Stock of the Registrant being registered hereunder subject to options granted under the Registrant's Directors' Stock Option Plan and outstanding on November 22, 1996, and (b) the assumed aggregate price of the remaining shares of Common Stock being registered hereunder pursuant to such Plan, based upon the market price of the Common Stock as reported on the Nasdaq National Market on November 22, 1996, in accordance with Rule 457(a),
(c) and (h) under the Securities Act of 1933, as amended.

      (6) This amount is the aggregate option prices of the 356,800 shares of Common Stock of the Registrant being registered hereunder subject to options granted under the Registrant's Employee Base Stock Option Agreements and outstanding on November 22, 1996, in accordance with Rule 457(a) and (h) under the Securities Act of 1933, as amended.

      (7) This amount is the aggregate option prices of the 824,000 shares of Common Stock of the Registrant being registered hereunder subject to options granted under the Registrant's Employee Success Stock Option Agreements and outstanding on November 22, 1996, in accordance with Rule 457(a) and (h) under the Securities Act of 1933, as amended.

      In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, this Registration Statement will become effective upon filing with the Securities and Exchange Commission.

      This Registration Statement, including all exhibits and attachments, contains 101 pages. The exhibit index may be found on page II-9 of the consecutively numbered pages of this Registration Statement.

                               ------------------------

                                      PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         ITEM 3.    Incorporation of Documents by Reference.
                    ----------------------------------------

         The Registrant hereby incorporates by reference in this Registration Statement the following documents and information hereto-fore filed with the Securities and Exchange Commission (the
"Commission"):

               (a) The Registrant's prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), on March 15, 1996;

               (b) All other documents and reports filed by the Registrant with the Commission since March 15, 1996, pursuant to Sec-tions 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and

               (c) The description of the Registrant's common stock, $.001 par value per share ("Common Stock"), set forth in the Registrant's Amendment No. 2 to Registration Statement on Form 8-A (Commission No. 0-27746), filed with the Commission on March 13, 1996, and any amendment or report filed hereafter for the purpose of updating such description.

         All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


         ITEM 5.    Interests of Named Experts and Counsel.
                    ---------------------------------------

         As of the date of this Registration Statement, an attorney associated with Hertzog, Calamari & Gleason, special counsel to the Registrant, is the Assistant Secretary of the Registrant and benefi-cially owns 9,381 shares of Common Stock, including 1,267 shares in connection with the offering of securities registered under this Regis-tration Statement.


         ITEM 6.    Indemnification of Directors and Officers.
                    ------------------------------------------

         The Amended and Restated Certificate of Incorporation and the First Amended and Restated By-Laws, as amended, of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). Section 145 of the DGCL provides in perti-nent part as follows:

               (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corpo-ration, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
(a) and (b) of this section, or in defense of any claim, issue or mater therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               (d) Any indemnification under subsection (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determina-tion that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable stan-dard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

               (e) Expenses (including reasonable attorneys' fees) in-curred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

               (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expense may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

               (g) A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

               (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its sepa-rate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agent, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enter-prise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had contin-ued.

               (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or benefi-ciaries; and a person who acted in good faith and in a manner he rea-sonably believed to be in the interest of the participants and benefi-ciaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

               (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

               (k) The Court of Chancery is vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         In accordance with Section 102(a)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Registrant eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain exceptions set forth in said Section 102(a)(7).


         Item 8.    Exhibits.
                    ----------

Exhibit No.                Description
-----------                -----------

 4.1                       1992 Performance Equity Plan.

 4.2                       Performance Equity Plan.

 4.3                       1996 Equity Incentive Plan.

 4.4                       Directors' Stock Option Plan.

 4.5                       Form of Employee Base Stock Option Agreement.

 4.6                       Form of Employee Success Stock Option
                           Agreement.

 5.1                       Opinion of Hertzog, Calamari & Gleason,
                           special counsel to the Registrant.

23.1                       Consent of KPMG Peat Marwick LLP,
                           independent certified public accountants for the Registrant.

23.2 Consent of Hertzog, Calamari & Gleason, special counsel to the Registrant (included in the opinion filed as Exhibit 5.1 hereto).


         ITEM 9.      Undertakings.
                      -------------

         Undertaking Required by Regulation S-K, Item 512(a).
         -----------------------------------------------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Undertaking Required by Regulation S-K, Item 512(b).
         ----------------------------------------------------

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Undertaking Required by Regulation S-K, Item 512(h).
         ----------------------------------------------------

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a direc-tor, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such direc-tor, officer or controlling person in connection with the securities being offered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned person, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on this 27th day of November, 1996.



                              INNOTECH, INC.
                              (Registrant)



                              By: /s/ Ronald D. Blum, O.D.
                              ----------------------------------
                              Ronald D. Blum, O.D.
                              Chairman of the Board of Directors
                              and Chief Executive Officer
                              (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Innotech, Inc. and on the dates indicated.



/s/ Ronald D. Blum, O.D.       Chairman of the Board        November 27, 1996
------------------------       of Directors, Chief
Ronald D. Blum, O.D.           Executive Officer,
                               Secretary and Director

/s/ Steven A. Bennington       President and Chief          November 27, 1996
------------------------       Operating Officer
Steven A. Bennington           (Principal Financial and
                               Accounting Officer)


/s/ Amitava Gupta, Ph.D.       Director                     November 27, 1996
-------------------------
Amitava Gupta, Ph.D.



/s/ Gregory J. Forrest         Director                     November 27, 1996
--------------------------
Gregory J. Forrest



/s/ Ian M. Kidson              Director                     November 27, 1996
--------------------------
Ian M. Kidson



/s/ Michael B. Packard         Director                     November 27, 1996
--------------------------
Michael B. Packard



/s/ Damion E. Wicker, M.D.     Director                     November 27, 1996
---------------------------
Damion E. Wicker, M.D.

                                Exhibit Index
                                -------------


    Exhibit No.      Description                                       Page
    -----------      -----------                                       ----

       4.1           1992 Performance Equity Plan.                       12

       4.2           Performance Equity Plan.                            29

       4.3           1996 Equity Incentive Plan.                         48

       4.4           Directors' Stock Option Plan.                       66

       4.5           Form of Employee Base Stock                         83
                     Option Agreement.

       4.6           Form of Employee Success Stock                      90
                     Option Agreement.

       5.1           Opinion of Hertzog, Calamari                        97
                     & Gleason, special counsel to
                     the Registrant.

      23.1           Consent of KPMG Peat Marwick                       100
                     LLP, independent certified public
                     accountants for the Registrant.

      23.2           Consent of Hertzog, Calamari                        97
                     & Gleason, special counsel to the
                     Registrant (included in the opinion
                     filed as Exhibit 5.1 hereto).